UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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First Consulting Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 4, 2005

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Wednesday, June 1, 2005 at 10:00 a.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Luther J. Nussbaum
Chief Executive Officer and
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005

TO THE STOCKHOLDERS OF FIRST CONSULTING GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Consulting Group, Inc., a Delaware corporation, will be held on June 1, 2005 at 10:00 a.m. local time, at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 for the following purposes:

1.          To elect three directors to hold office until the 2008 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

2.          To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 30, 2005.

3.          To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on April 26, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend our Annual Meeting in person. Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Michael A. Zuercher
Vice President, General Counsel and Secretary
Long Beach, California
May 4, 2005

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON JUNE 1, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General.   The enclosed proxy is solicited on behalf of the Board of Directors of First Consulting Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 1, 2005 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate headquarters at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. We intend to mail this proxy statement and accompanying proxy card, together with a copy of our 2004 Annual Report, on or about May 4, 2005 to all stockholders entitled to vote at the Annual Meeting.

Solicitation.   We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other of our regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares.   Only holders of record of our common stock at the close of business on April 26, 2005 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 26, 2005, a total of 24,343,250 shares of our common stock were outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at our corporate headquarters between the hours of 9:00 a.m. and 4:00 p.m. local time.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and such person does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

Directors will be elected by a plurality of the votes cast in person or by proxy. All other matters must be approved by the affirmative vote of the majority of the votes cast. Abstentions will not affect the outcome of any of the proposals. The election of directors and the ratification of the selection of Grant Thornton LLP as our independent auditors are matters on which a broker or other nominee has discretionary voting authority, and thus broker non-votes will not result from these proposals.

All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received at or prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR:

•       the election of the three nominees (named in this proxy statement) to our Board of Directors; and

•       the ratification of the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 30, 2005.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

Revocability of Proxies.   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Corporate Secretary at our principal executive office, 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder, which is your broker, bank or other nominee. If your shares are held in the name of a broker, bank or other nominee, you must follow the instructions of the broker, bank or other nominee on how to revoke your proxy.

Stockholder Proposals.   The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2006 Annual Meeting of Stockholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is January 4, 2006. Nominations for director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered to or mailed and received at our principal executive offices between March 2, 2006 and April 2, 2006. If we make a public announcement of the date of our 2006 Annual Meeting of Stockholders fewer than seventy days prior to the date of such annual meeting, nominations for director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered or received no later than the close of business on the tenth day following the day on which we first make such public announcement.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of eleven members. There are three directors in the class whose term of office is due to expire in 2005.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Based on the recommendation of the Nominating and Governance Committee, the Board has nominated three current members (Steven Heck, F. Richard Nichol, Ph.D., and Stephen E. Olson) in the class for re-election. If elected, these candidates will serve three-year terms expiring at our 2008 Annual Meeting of Stockholders, and until their successors are duly elected and qualified. If any nominee should be unavailable for election as a result of an unexpected occurrence between the date of this proxy statement and our Annual Meeting, votes that were otherwise cast for such nominee will be voted for the election of a substitute nominee as our Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below are descriptions of the backgrounds of the nominees and their principal occupations for at least the past five years.

Steven Heck, age 56, has served as a director since April 1997. He served from May 1987 to December 1989 as our Vice President, Midwest Region, and from 1990 to 1991, he served as Chief Information Officer of Evangelical Health Systems. After rejoining FCG in April 1991, Mr. Heck served as our Vice President, Practice, a position he held until April 1995. He served as our Executive Vice President, Practice from April 1995 through October 1998, and has been our President since October 1998.

F. Richard Nichol, Ph.D., age 63, has served as a director since January 2001. In 1975, Dr. Nichol co-founded IBRD, a full service contract research organization, and served as its Chairman and Chief Executive Officer until 1995. In 1995, Dr. Nichol founded, and is currently principal of, Nichol Clinical Technologies Corp., a pharmaceutical, biotechnology and clinical research-consulting firm. From 1997 to 1999, he was president, Chief Executive Officer and a board member (including Chairman from 1998 to 1999) of CoCensys, Inc., a biopharmaceutical company that was acquired by Purdue Pharma L.P. in 1999.

Stephen E. Olson, age 63, has served as a director since April 1997. Mr. Olson is Chairman of the Board of The Olson Company, a developer of landmark residential communities within urban environments, which he founded in 1988. Dr. Vance and Mr. Nussbaum, each directors of FCG, serve on the Board of Directors of The Olson Company.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING OF STOCKHOLDERS

The following four directors are currently serving three-year terms expiring at our 2006 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.

Stanley R. Nelson, age 78, has served as a director since April 1997. Since 1997, Mr. Nelson has been the Chairman of the Scottsdale Institute, formerly a subsidiary of FCG until 1998. From 1993 to August 1997, he was President of the Center for Clinical Integration, Inc., an affiliate of the Scottsdale Institute.

Luther J. Nussbaum, age 58, has served as a director since November 1997 and as our Chairman since April 1999. Mr. Nussbaum has served as our Chief Executive Officer since October 1998 after joining FCG as Executive Vice President, Worldwide Practice Support in April 1995. Mr. Nussbaum serves on the Board of Directors of The Olson Company (privately-held) with Mr. Olson and Dr. Vance, each of whom are directors of FCG. Until July 2004, Mr. Nussbaum served on the board of directors and Audit Committee of SM&A, a company specializing in management and systems engineering support consulting.

Cora M. Tellez, age 55, has served as a director since August 2004. In April 2004, Ms. Tellez was a founding partner, and has since served as Chief Executive Officer, of Sterling HSA, a company that administers health savings accounts. Prior to founding Sterling HSA, Ms. Tellez consulted with venture capital firms from June 2002 to December 2003. From November 1998 until April 2002, she served in various executive positions for Health Net, Inc., a health plan, including President and Chief Executive Officer of Health Net’s California plan and President of its health plans divisions. From December 1978 to November 1998, Ms. Tellez served in various roles in the health plan industry, including President and Chair of Prudential Health Care (Western Division) from 1997 to 1998, as Senior Vice President and Regional CEO of Blue Shield of California from 1994 to 1997, and as Vice President and Regional Manager, Hawaii, for Kaiser Foundation Health Plan from 1990 to 1994.

Jack O. Vance, Ph.D., age 80, has served as a director since April 1997. Dr. Vance is the Managing Director of Management Research, Inc., a management consulting firm, which he founded in 1989. Dr. Vance serves as a director and chairman of the Audit Committee and member of the Compensation Committee of International Rectifier Corporation, a supplier of power semiconductor components; and on the Board of Directors and Compensation Committee of The Olson Company (privately held) with Messrs. Nussbaum and Olson, each of whom are directors of FCG.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING OF STOCKHOLDERS

The following four directors are currently serving three-year terms expiring at our 2007 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.

Douglas G. Bergeron, age 44, has served as a director since August 2004. Since July 2001, Mr. Bergeron has served as Chairman and Chief Executive Officer of VeriFone, Inc., a provider of secure electronic payment technologies. From December 2000 until July 2002, Mr. Bergeron was Group President of Gores Technology Group, a leveraged buyout firm that acquired VeriFone from Hewlett-Packard, and from April 1999 until October 2000, he served as President and Chief Executive Officer of Geac Computer Corporation, a software company. From May 1990 through April 1999, Mr. Bergeron served in a number of executive management positions at SunGard Data Systems, Inc., an integrated software and processing solutions company, including Group CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems.

Michael P. Downey, age 57, has served as a director since February 2003. Since 1997, Mr. Downey has been a private investor and executive consultant to various companies. Mr. Downey serves as chairman of the Audit Committee, and on the Compensation Committee of Vertical Communications (formerly Artisoft, Inc.), a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000. Mr. Downey is also a director and chairman of the Audit Committee of Emulex Corporation, a designer and manufacturer of both software and hardware-based network access products, and since March of 2005, he has been a director of Adeza Bio-Medical, Inc., a manufacturer of women’s health products.

Robert G. Funari, age 57, has served as a director since June 2004.  He is currently the Chief Executive Officer of Crescent Healthcare, a private company providing specialized patient infusion services, a position he has held since October 2004.  From May 2004 to October 2004, Mr. Funari served as an independent consultant for Frontenac, Inc., and from December 2002 to August 2003, he worked for Cardinal Health, Inc. after their acquisition of Syncor International Corporation, a pharmacy services company specializing in radio-pharmaceutical products.  Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer, and from July 1996 to December 2002, he served as their Chief Executive Officer.  He also serves as a director, and on the Governance and Compensation Committees, of Pope & Talbot, Inc., a wood products company.

Fatima J. Reep, age 55, has served as a director since July 1999, when she was appointed to the seat occupied by her late husband, James A. Reep, our co-founder and former Chairman. Ms. Reep has been owner and President of First Ticket Travel, a travel agency, since May 1984.

CORPORATE GOVERNANCE

Our Board of Directors has long believed that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our stockholders. As part of our ongoing efforts to constantly improve corporate governance, our Board and management have undertaken a comprehensive effort to review and enhance our governance policies and practices. In conducting this review, the Board and management have looked to suggestions by various authorities in corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), various new and proposed rules of the Securities and Exchange Commission (the “SEC”), and the new listing standards of The NASDAQ Stock Market® (“Nasdaq”). As a result, we have undertaken a number of initiatives to improve our corporate governance policies and practices.

The Board of Directors has adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”) that guide its actions with respect to, among other things, the composition of the Board, how the Board will function, Board meetings and involvement of management, the Board’s standing committees and director responsibilities. In addition, the Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. You may view the Code of Ethics and the Corporate Governance Guidelines under the “Investors” link on our website located at www.fcg.com or request copies, which will be provided free of charge, by writing to Investor Relations, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. We intend to disclose future amendments to, and any waivers of, the provisions of our Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

The Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating and Corporate Governance Committees shall be independent. The Board now makes an annual determination as to the independence of each Board member under the current standards for “independence” established by Nasdaq. In April 2005, the Board determined that all of its directors and nominees for election at the 2005 Annual Meeting of Stockholders are independent under these standards, except for (i) Steven Heck, (ii) Luther J. Nussbaum, and (iii) Fatima J. Reep. The Board has also determined that all of the current members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent. The Nasdaq rules require that a majority of our Board members be independent. We currently meet that requirement and will maintain a majority of independent directors upon election of the current nominees.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

FCG stockholders may send written communications directly to the attention of the Board or any individual Board member. The Lead Independent Director, currently Dr. Vance, with the assistance of our internal legal department, will be primarily responsible for monitoring communications from stockholders and providing copies of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to consider. Stockholders who wish to communicate with the Board can write to Lead Independent Director, c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2004, the Board of Directors held six meetings. During the fiscal year ended December 31, 2004, each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the Committees on which he or she served. Additionally, at least quarterly, non-management Board members met in executive sessions without the presence of management. After February 2004, executive sessions of the non-management members of the Board were presided over by the Lead Independent Director, Dr. Vance.

Although we have no policy with regard to attendance by the members of our Board at annual meetings of our stockholders, we invite our Directors to attend. All of our Directors attended our 2004 Annual Meeting of Stockholders either in person or telephonically.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee.   The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in February 2004, which is available under the “Investors” link on our website located at www.fcg.com. The charter is reviewed annually and revised as appropriate.

The Audit Committee currently consists of three directors, Mr. Downey, who serves as Chairman, and Mr. Bergeron and Dr. Vance, all of whom are “independent” under the current Nasdaq listing standards and SEC rules regarding audit committee membership. The Board of Directors has identified Mr. Downey as the member of the Audit Committee who (i) qualifies as “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the Nasdaq listing standards. The Audit Committee met seven times during 2004.

The Audit Committee’s responsibilities currently include engaging, retaining, and modifying the engagement of our independent auditors and approving their fees and other compensation, and reviewing:

•       our annual and quarterly financial statements;

•       the adequacy and effectiveness of our systems of internal accounting and financial controls;

•       the independent auditors’ audit plan and engagement letter;

•       the independence and performance of our independent auditors; and

•       material legal matters and related party transactions.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures may be found in our Code of Ethics posted under the “Investors” link on our website located at www.fcg.com.

The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected Grant Thornton LLP as FCG’s independent auditors for the fiscal year ending December 30, 2005 and is recommending that FCG’s stockholders ratify this appointment at the Annual Meeting. The report of the Audit Committee for the 2004 fiscal year is found on page 27 of this proxy statement.

Compensation Committee.   The Compensation Committee considers and approves our compensation policies, evaluates the performance and determines the compensation of executive officers (including the Chief Executive Officer), administers our stock incentive plans and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee currently consists of three directors, Dr. Vance, and Messrs. Downey and Funari, who serves as Chairman, all of whom are “independent” under the current Nasdaq listing standards. The Compensation Committee met five times and acted five times by unanimous written consent during 2004.

In February 2004, the Board adopted a written charter for the Compensation Committee. The charter is reviewed annually and revised as appropriate. A copy of the current charter is available under the “Investors” link on our website located at www.fcg.com. The report of the Compensation Committee for the 2004 fiscal year is found on page 21 of this proxy statement.

Nominating and Governance Committee.   The Nominating and Governance Committee currently consists of four directors, Mr. Nelson, who serves as Chairman, Ms. Tellez, Mr. Funari and Dr. Nichol, all of whom are “independent” under the current Nasdaq listing standards. In February 2004, the Board adopted a written charter for the Nominating and Governance Committee. The charter is reviewed annually and revised as appropriate. A copy of the current charter is available under the “Investors” link on our website located at www.fcg.com.

The Nominating and Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Board of Directors and its Committees, and nominates specific individuals to be elected as our executive officers. This Committee assists the Board in overseeing the implementation, and monitoring the effectiveness, of its corporate governance guidelines and developing and recommending to the Board modifications and/or additions to such guidelines. The Nominating and Governance Committee met five times and acted four times by unanimous written consent during 2004.

Criteria for Director Nominees.   The Board believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders.

When considering a candidate for director, the Committee takes into account a number of factors, including the following:

•       Whether such candidates are independent as set forth in the Nasdaq listing standards and in our Corporate Governance Guidelines;

•       experience in our industry;

•       experience in corporate governance, such as an officer or former officer of a publicly held company;

•       experience as a board member of another publicly held company; and

•       academic expertise in an area of our operations.

When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Committee has in the past used and may in the future use the services of third party search firms to assist in the identification of appropriate candidates. In 2004, we paid approximately $181,000 to a third party search firm to identify appropriate candidates to our Board of Directors. After conducting an initial evaluation of a prospective candidate, the Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.

STOCKHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

The Nominating and Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares representing more than one percent of our then-outstanding shares of common stock and that has beneficially owned those shares for at least one year. The Committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Blvd, 4th Floor, Long Beach, California 90802. A stockholder recommendation must contain the following information:

•       documentation supporting that the writer is an FCG stockholder and has been a beneficial owner of shares representing more than one percent of our then-outstanding shares of common stock for at least one year and a statement that the writer is recommending a candidate for nomination as a director;

•       a resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•       the number of shares of our common stock beneficially owned by the candidate;

•       a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any client, vendor or competitor of FCG, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•       detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•       any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•       a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The Committee has discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the election of directors at the 2005 Annual Meeting. Any stockholder that desires to recommend a candidate for nomination to the Board who would be considered for election at our 2006 Annual Meeting of Stockholders must to do so no later than January 4, 2006, the date that proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See “Stockholder Proposals on page 2 of this proxy statement.”

MANAGEMENT

Set forth below is information regarding our current executive officers as of the record date, April 26, 2005:

Name	Position with the Company
Luther J. Nussbaum	Chairman and Chief Executive Officer
Steven Heck	President
Mitchell Morris, M.D.	Executive Vice President
Philip H. Ockelmann	Vice President, Finance and Principal Accounting Officer
Guy L. Scalzi	Senior Vice President and General Manager
Tom D. Underwood	Vice President
Thomas A. Watford	Senior Vice President and Chief Financial Officer (Interim)
Michael A. Zuercher	Vice President, General Counsel and Corporate Secretary

Biographical information about Messrs. Nussbaum and Heck is set forth above in the biographical information for the members of our Board of Directors; Messrs. Morris, Ockelmann, Scalzi, Underwood, Watford and Zuercher are set forth below.

Mitchell Morris, M.D., age 49, has served as an Executive Vice President since February 2001. Dr. Morris heads our Health Delivery Services business unit which focuses on outsourcing, consulting, business and clinical transformation, and implementation services. Dr. Morris was previously Senior Vice President and Chief Information Officer at the University of Texas M.D. Anderson Cancer Center in Houston from July 1985 until February 2001. He is a surgeon, clinician and adjunct professor at M.D. Anderson and of health informatics at the University of Texas Houston Health Science Center.

Philip H. Ockelmann, age 45, joined us as our Corporate Controller in June 1998, and was appointed Vice President and Controller in June 2000.

Guy L. Scalzi, age 58, has served as Senior Vice President and General Manager of our Health Delivery Outsourcing business unit since January 2003. From January 2000 until January 2003, he was Vice President and Chief Operating Officer of our outsourcing business unit. He previously served as Senior Vice President and Chief Information Officer at New York Presbyterian Healthcare System, or NYPH, from April 1996 to December 1999. Mr. Scalzi joined us shortly after we entered into our long term IT outsourcing contract with NYPH in December 1999, a contract that remains in effect between the parties.

Tom D. Underwood, age 46, has served as a Vice President since our acquisition of Paragon Solutions, Inc. in February 2003. Mr. Underwood served as Paragon’s President and Chief Executive Officer from January 2000 until we acquired the company in February 2003. Prior to Paragon Solutions,

Mr. Underwood was Vice President of Implementations and Customer Service at McKesson, where he was responsible for the implementation and ongoing support of healthcare information systems products. From 1996 to 1998, Mr. Underwood was Senior Vice President of Technical Operations at IMNET Systems, Inc.

Thomas A. Watford, age 44, was appointed as interim Chief Financial Officer and Senior Vice President, Practice Support on March 17, 2005. Mr. Watford has served in multiple management roles since joining us in 1997, including Senior Vice President of Shared Services, and Vice President in our Health Delivery and Health Plan Practices. Prior to joining FCG, Mr. Watford spent twelve years at Accenture (Andersen Consulting), as an Associate Partner responsible for large client engagements in the health delivery and health plan markets.

Michael A. Zuercher, age 38, has served as Vice President, General Counsel and Corporate Secretary since March 2001. Prior to joining FCG, he was a Senior Director of Legal Affairs and Corporate Secretary of Stamps.com Inc., an internet postage company, from May 1999 through March 2001. While at Stamps.com, Mr. Zuercher was primarily responsible for general corporate legal matters, including matters relating to securities laws and corporate governance. From September 1996 to May 1999, Mr. Zuercher was a corporate associate at Brobeck, Phleger & Harrison LLP.

Our executive officers are appointed by the Board of Directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2005 by: (i) each stockholder who we know to own beneficially more than 5% of our common stock; (ii) each named executive officer included under “Compensation of Executive Officers” on page 13 of this proxy statement; (iii) each of our directors and nominees for director; and (iv) all of our directors, nominees for director and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
Fatima J. Reep (3)	2,394,539	9.8%
Royce & Associates, LLC (4)	1,947,029	8.0%
Associate 401(k) Plan (5)	1,358,380	5.6%
Steven Heck (6)	301,794	1.2%
Luther J. Nussbaum (7)	282,862	1.2%
Walter J. McBride (8)	247,850	1.0%
Mary E. Franz (9)	159,843	*
Mitchell Morris, M.D. (10)	84,811	*
Stanley R. Nelson (11)	75,433	*
Stephen E. Olson (12)	75,433	*
Jack O. Vance, Ph.D. (13)	75,433	*
F. Richard Nichol, Ph.D. (14)	40,799	*
Robert G. Funari (15)	24,999	*
Michael P. Downey (16)	20,583	*
Cora M. Tellez (17)	15,763	*
Douglas G. Bergeron (18)	4,333	*
All directors and executive officers as a group (19)(19 persons)	4,151,849	16.1%

*                    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)          Except as set forth in the footnotes below, the address for each of our officers, directors, 401(k) plan trustee and 5% stockholders is c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Blvd., 4th Floor, Long Beach, California 90802.

(2)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 24,335,584 shares of our common stock outstanding as of March 31, 2005. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2005 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(3)          Shares listed include (a) 2,345,206 shares held by the Reep Family LLC, of which Fatima J. Reep is the Managing Member, and (b) 49,333 shares subject to stock options exercisable within 60 days of March 31, 2005.

(4)          Based on a Schedule 13G filed on January 27, 2005, the address of Royce & Associates, LLC is 1414 Avenue of the Americas, Ninth Floor, New York, New York 10019.

(5)          Based on a Schedule 13G filed on February 15, 2005, New York Life Trust Company holds the shares as trustee, and their address is 51 Madison Avenue, New York, New York 10010. Shares held by the trustee are beneficially owned by our employees and former employees, including certain of our executive officers. The beneficial owners have the right to vote the shares of common stock allocated to their accounts with respect to the approval or disapproval of any merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction. The beneficial owners also have the right to the fair market value of the stock allocated to their respective accounts.

(6)          Shares listed as held by Mr. Heck include (a) 162,520 shares subject to stock options exercisable within 60 days of March 31, 2005, and (b) 8,122 shares held in our 401(k) plan.

(7)          Shares listed as held by Mr. Nussbaum include (a) 189,603 shares subject to stock options exercisable within 60 days of March 31, 2005, and (b) 8,139 shares held in our 401(k) plan. Further, 85,120 of the shares listed in the table are held by The Nussbaum Family Trust, a Revocable Living Trust, dated March 2, 1992, of which Mr. Nussbaum is not trustee. Mr. Nussbaum disclaims beneficial ownership of 100,000 shares that are held in two separate irrevocable trusts for Mr. Nussbaum’s two daughters. These shares are not included in the table above as he has no voting or investment control over such shares.

(8)          Shares listed as held by Mr. McBride include 241,850 shares subject to stock options exercisable within 60 days of March 31, 2005.

(9)          Shares listed as held by Ms. Franz include (a) 158,119 shares subject to stock options exercisable within 60 days of March 31, 2005, and (b) 1,724 shares held in our 401(k) plan.

(10)   Shares listed as held by Dr. Morris include 84,811 shares subject to stock options exercisable within 60 days of March 31, 2005.

(11)   Shares listed as held by Mr. Nelson include 73,333 shares subject to stock options exercisable within 60 days of March 31, 2005.

(12)   Shares listed as held by Mr. Olson include 73,333 shares subject to stock options exercisable within 60 days of March 31, 2005.

(13)   Shares listed as held by Dr. Vance include 73,333 shares subject to stock options exercisable within 60 days of March 31, 2005.

(14)   Shares listed as held by Dr. Nichol include 40,799 shares subject to stock options exercisable within 60 days of March 31, 2005.

(15)   Shares listed as held by Mr. Funari include 4,999 shares subject to stock options exercisable within 60 days of March 31, 2005.

(16)   Shares listed as held by Mr. Downey include 20,583 shares subject to stock options exercisable within 60 days of March 31, 2005.

(17)   Shares listed as held by Ms. Tellez include 4,333 shares subject to stock options exercisable within 60 days of March 31, 2005.

(18)   Shares listed as held by Mr. Bergeron include 4,333 shares subject to stock options exercisable within 60 days of March 31, 2005.

(19)   Shares listed as held by all directors and executive officers as a group includes 1,465,514 shares subject to stock options exercisable within 60 days of March 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than ten percent of a registered class of securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us, and representations by the executive officers and directors, we believe that, other than those disclosed below, all Section 16(a) filing requirements were met during the fiscal year ended December 31, 2004.

Dr. Vance, Dr. Nichol, Messrs. Downey, Lazarus, Lipson, Nelson, Olson and Ms. Reep each filed a late Form 4 report on January 14, 2004 for an annual stock option grant that occurred on January 1, 2004.

Messrs. Zuercher and Ockelmann each filed a late Form 4 report on March 9, 2004 for a stock option grant received on February 16, 2004. Mr. Scalzi filed a late Form 4 report on July 1, 2004 for a stock option grant that he received on February 16, 2004.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

Prior to July 1, 2004, we paid each non-employee member of our Board the following amounts for their services as a director: $10,000 per year (paid in equal quarterly installments) plus $1,000 for each meeting of the Board of Directors and $500 for each Committee meeting attended. Directors are also reimbursed for certain expenses in connection with attendance at Board of Director and Committee meetings.

As of July 1, 2004, we modified the compensation payable to our non-employee directors. Currently, our non-employee directors receive $20,000 per year (paid in equal quarterly installments), plus $1,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically. Non-employee directors that serve on any Committee of our Board also receive an annual retainer of

$6,000 per year (paid in quarterly installments), or $8,000 per year if he or she serves as the chairperson of a Committee. Directors are also reimbursed for certain expenses in connection with attendance at Board of Director and Committee meetings.

In our 2004 fiscal year, our non-employee directors received the following cash compensation for their service on our Board of Directors and their Committee participation:

Douglas G. Bergeron	$14,000
Michael P. Downey	$30,500
Robert G. Funari	$21,500
Stanley R. Nelson	$28,000
F. Richard Nichol, Ph.D.	$24,500
Stephen Olson	$20,500
Fatima J. Reep	$20,000
Cora M. Tellez	$11,500
Jack O. Vance, Ph.D.	$33,500

In addition, each non-employee director is granted stock options under the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Non-employee directors are also eligible to receive grants from the 1997 Equity Incentive Plan. Under the Directors’ Plan, each non-employee director receives an option to purchase 4,000 shares when he or she is first elected to the Board, plus an annual option grant to purchase 4,000 shares each January 1. All directors at August 22, 1997 received a one-time option grant to purchase 20,000 shares under the Directors’ Plan, which option vested over five years. Directors appointed subsequent to that date have received discretionary option grants to purchase 20,000 shares under the 1997 Equity Incentive Plan in addition to the 4,000 share initial option grant from the Directors’ Plan. The 20,000 share grant vests over four years, and the 4,000 share grant vests over 12 months. Options granted under the Directors’ Plan and the 1997 Equity Incentive Plan (i) are granted with an exercise price equal to 100 percent of the fair market value of the stock on the date of grant, (ii) vest in equal monthly installments over a period of one year on the 4,000 share initial option grant and annual grants; and over a period of four years on the 20,000 share discretionary option grant (subject to acceleration upon the death, disability or termination without cause of the director), and (iii) expire on the earlier of ten years from the date of grant or 12 months after termination of an optionee’s services as non-employee director of the Company (18 months in the event of death of the director).

In 2004, each of our current non-employee directors, with the exception of Douglas G. Bergeron, Robert G. Funari and Cora M. Tellez, who each joined our Board later in 2004, received an automatic annual option grant of 4,000 shares on January 1, 2004 under the Directors’ Plan. Messrs. Bergeron and Funari, and Ms. Tellez, each received an option grant of 20,000 shares under the 1997 Equity Incentive Plan as well as an automatic option grant of 4,000 shares under the Directors’ Plan upon their respective appointments to the Board in 2004.

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer during the 2004 fiscal year and each of the four other most highly compensated executive officers whose salary and bonus for the 2004 fiscal year was in excess of $100,000. The table provides compensation amounts for services rendered in all capacities to us and our subsidiaries for the 2002, 2003 and 2004 fiscal years. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2004 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The individuals listed in the table below are referred to in this proxy statement as the “named executive officers.”

		2004 Annual Compensation(1)				Long Term Compensation Securities
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		Underlying Options (#)	All Other Compensation(2)
Luther J. Nussbaum	2004	$475,000	$82,264	$0		100,000	$18,696	(3)
Chairman and Chief	2003	475,000	23,750	0		0	30,697	(4)
Executive Officer	2002	475,000	66,625	0		115,000	38,948	(5)
Steven Heck	2004	$445,000	$69,362	$0		60,000	$16,803	(6)
President	2003	445,000	20,025	0		0	30,180	(7)
	2002	425,000	57,375	0		95,000	27,701	(8)
Walter J. McBride	2004	$435,000	$60,269	$0		0	$16,267	(9)
Former Executive Vice President,	2003	435,000	2,175	0		0	28,098	(10)
Chief Financial Officer[1]	2002	400,000	109,000	0		135,000	27,549	(11)
Mary E. Franz	2004	$415,000	$57,498	$35,621	(12)	0	$15,415	(13)
Executive Vice President	2003	415,000	16,600	50,091		0	27,368	(14)
	2002	400,000	32,000	0		110,000	21,350	(15)
Mitchell Morris, M.D.	2004	$415,000	$51,678	$0		60,000	$14,379	(16)
Executive Vice President	2003	395,000	13,825	0		0	27,278	(17)
	2002	375,000	63,125	0		29,000	26,747	(18)

1                       Mr. McBride resigned as our Chief Financial Officer effective March 17, 2005.

(1)          Unless disclosed in the table above, perquisites are excluded, as their aggregate value did not exceed the lesser of $50,000 or the 10% of total annual salary and bonus for any named executive officer.

(2)          Life insurance premiums reported as “other compensation” for each named executive officer are reported at the IRS imputed value of such company-owned policies.

(3)          Includes (i) supplemental executive retirement plan contributions of $10,000 made on behalf of Mr. Nussbaum; (ii) $4,696 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iii) our matching contribution of $4,000 under our 401(k) plan.

(4)          Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (ii) $4,696 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(5)          Includes (i) $8,920.13 of imputed interest on an interest-free loan to Mr. Nussbaum for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (iii) $4,528 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iv) our matching contribution of $5,500 under our 401(k) plan.

(6)          Includes (i) supplemental executive retirement plan contributions of $10,000 made on behalf of Mr. Heck; (ii) $2,803 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iii) our matching contribution of $4,000 under our 401(k) plan.

(7)          Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (ii) $4,180 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(8)          Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (ii) $2,201 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iii) our matching contribution of $5,500 under our 401(k) plan.

(9)          Includes (i) supplemental executive retirement plan contributions of $10,000 made on behalf of Mr. McBride; (ii) $2,267 of life insurance premiums paid for a company-owned policy on Mr. McBride; and (iii) our matching contribution of $4,000 under our 401(k) plan.

(10)   Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; (ii) $2,098 of life insurance premiums paid for a company-owned policy on Mr. McBride; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(11)   Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; (ii) $2,049 of life insurance premiums paid for a company-owned policy on Mr. McBride; and (iii) our matching contribution of $5,500 under our 401(k) plan.

(12)   Includes $17,924 for the reimbursement of Illinois state tax Ms. Franz was required to pay due to working in the state for a portion of 2003.

(13)   Includes (i) supplemental executive retirement plan contributions of $10,000 made on behalf of Ms. Franz; (ii) $1,415 of life insurance premiums paid for a company-owned policy on Ms. Franz; and (iii) our matching contribution of $4,000 under our 401(k) plan.

(14)   Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Ms. Franz; (ii) $1,368 of life insurance premiums paid for a company-owned policy on Ms. Franz; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(15)   Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Ms. Franz; and (ii) $1,350 of life insurance premiums paid for a company-owned policy on Ms. Franz.

(16)   Includes (i) supplemental executive retirement plan contributions of $10,000 made on behalf of Dr. Morris; (ii) $379 of life insurance premiums paid for a company-owned policy on Dr. Morris; and (iii) our matching contribution of $4,000 under our 401(k) plan.

(17)   Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Dr. Morris; (ii) $1,278 of life insurance premiums paid for a company-owned policy on Dr. Morris; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(18)   Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Dr. Morris; (ii) $1,247 of life insurance premiums paid for a company-owned policy on Dr. Morris; and (iii) our matching contribution of $5,500 under our 401(k) plan.

Stock Option Grants during Last Fiscal Year

The following table contains information concerning the stock options granted to named executive officers during the fiscal year ended December 31, 2004.

	Individual Grants				Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates
	Securities	Total Options	Exercise		of Stock Price
	Underlying	Granted to	or Base		Appreciation for Option
	Options	Employees in	Price	Expiration	Term ($)(2)
	Granted (#)(1)	Fiscal Year	($/Share)	Date	5%	10%
Luther J. Nussbaum	100,000	7.7%	4.58	10/19/2014	288,034	729,934
Steven Heck	60,000	4.62%	4.58	10/19/2014	172,820	437,960
Mitchell Morris, M.D.	20,000	1.54%	6.00	2/16/2014	75,467	191,249
Mitchell Morris, M.D.	40,000	3.08%	4.58	10/19/2014	115,214	291,974

(1)          All options granted vest and become exercisable at the rate of 25% one year following the grant date, plus 1/48th of the original amount per month thereafter over the next 36 months so that the grant is fully vested four years from the date of grant. The exercise price is equal to the closing price of our common stock on the Nasdaq National Market on the trading day preceding the date of grant. The options continue in full force and effect upon a change in control, as defined in our option plans, unless the acquiring company refuses to continue or assume the options or to substitute similar options, in which event the vesting of such options is accelerated. In addition, if the named executive officer is terminated in connection with a change in control, the vesting of such options is accelerated as of the date of termination.

(2)          The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock. There can be no assurance provided to any executive officer or other holder of our securities that the actual stock price appreciation over the ten-year term will be at the assumed 5% and 10% levels or at any other defined level. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Such potential realizable values are also calculated based on the term of the option at its time of grant (10 years), and by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

Fiscal Year End Option Values

The following table provides information, with respect to our named executive officers, concerning the value of exercised and unexercised options held by them as of the end of the fiscal year ended December 31, 2004. None of our named executive officers exercised any options during the fiscal year ended December 31, 2004.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options at Fiscal Year End ($) Exercisable/Unexercisable(1)
Luther J. Nussbaum	177,625/154,375	0/	$153,000
Steven Heck	152,625/104,375	0/	$91,800
Walter J. McBride	215,192/ 78,957	$24,664/	$2,740
Mary E. Franz	144,865/ 55,433	0/	0
Mitchell Morris, M.D.	73,042/ 75,958	0/	$62,841

(1)          The value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 31, 2004, the last trading day on the Nasdaq National Market for our 2004 fiscal year, at a price of $6.11 per share, which was the closing price of our common stock on such date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information regarding shares of our common stock subject to outstanding options granted under equity compensation plans or option agreements that were assumed by us in connection with our acquisition of Paragon Solutions, Inc. (“Paragon”) and Integrated Systems Consulting Group, Inc. (“ISCG”). However, Footnote (3) and Footnote (4) to the table set forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2004, and the weighted average exercise price of those options. No additional options may be granted under the equity compensation plans assumed in connection with our acquisition of Paragon or ISCG.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	4,465,195	$7.47	610,862
Equity compensation plans not approved by security holders (2)	708,255	$7.73	767,570
Associate Stock Purchase Plan approved by security holders	N/A	N/A	901,750
Total (3)(4)	5,173,450	$7.50	2,280,182

(1)          Includes the 1997 Equity Incentive Plan and the 1997 Non-Employee Directors’ Stock Option Plan.

(2)          Includes the 1999 Non-Officer Equity Incentive Plan and the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan.

(3)          The table does not include information with respect to equity compensation plans or option agreements that were assumed by us in connection with our acquisition of Paragon. Upon the completion of such acquisition, we assumed the Paragon Solutions, Inc. Incentive Stock Plan and the Paragon Solutions, Inc. Non-Employee Directors’ Stock Option Plan. As of December 31, 2004 a total of 30,331 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans, and the weighted average exercise price of the outstanding options under those plans was $1.20 per share. No additional options may be granted under either of these assumed plans.

(4)          The table does not include information with respect to the equity compensation plan that we assumed in connection with our acquisition of ISCG. Upon the completion of such acquisition, we assumed the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan. As of December 31, 2004 a total of 104,290 shares of our common stock were issuable upon exercise of outstanding options under such assumed plan, and the weighted average exercise price of the outstanding options under such plan was $12.28 per share. No additional options may be granted under the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan.

The material features of our non-stockholder approved equity incentive plans are outlined below. All of our equity compensation plans, whether approved by our security holders or not, have been previously filed in our filings with the Securities and Exchange Commission.

NON-STOCKHOLDER APPROVED EQUITY COMPENSATION PLANS

1999 Non-Officer Equity Incentive Plan (the “1999 Plan”).   We adopted our 1999 Plan in August 1999, authorizing issuance of up to 1,000,000 shares of our common stock pursuant to stock awards granted under the plan. As of December 31, 2004, options to purchase 636,910 shares of common stock at a weighted average exercise price of $7.48 per share were outstanding, and 259,980 shares remained available for future grant. Shares of stock reserved for stock awards granted under the 1999 Plan that expire or otherwise terminate without being exercised become available for reissuance under the 1999 Plan.

The 1999 Plan provides for granting of nonstatutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights to employees and consultants who are not our officers or members of the Board of Directors or our affiliates. Currently, we intend to grant only stock options under the 1999 Plan. Options that have been granted under the 1999 Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of five years, with 20% vesting one year following the date of grant and 1/60th of the original amount vesting each month thereafter (or, after June 2000, a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter), and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee’s services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

The 1999 Plan provides that, in the event of a change of control of FCG (as defined in the 1999 Plan), the surviving or acquiring corporation may assume options outstanding under the 1999 Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the 1999 Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent

Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

Doghouse Enterprises, Inc. 2000 Equity Incentive Plan (the “DH Plan”).   In May 2000, the Board of Doghouse Enterprises, Inc. (“Doghouse”), formerly a 94% owned subsidiary of ours, adopted the DH Plan and authorized the issuance of up to 7,500,000 shares. Stock awards issued under the DH Plan vest over four years from the date of grant. Under the DH Plan, employees were granted 4,707,018 options to purchase common stock at an exercise price equal to the appraised value ($0.78 per share) of Doghouse common stock on the date of grant in the year ended December 31, 2000. On July 1, 2001, Doghouse distributed all of its assets and assigned all of its employees to us. In connection with this transaction, we assumed the DH Plan and all options granted or available for grant under that plan at an exchange rate of 0.078, or 78 shares of our common stock for each 1,000 shares available for issuance under the DH Plan. The exchange rate was based on a three-day trading average of our common stock following our public announcement of our first fiscal quarter financial results and a per share value for Doghouse as negotiated between us and the former minority stockholder of Doghouse. The total number of shares of our common stock available for issuance under the DH Plan is 585,000, of which 71,345 were subject to outstanding options as of December 31, 2004. The weighted average exercise price for the outstanding options is $9.95 per share, and 507,590 shares remained available for future grant. Shares of stock reserved for stock awards granted under the DH Plan that expire or otherwise terminate without being exercised become available for reissuance under the plan.

The DH Plan provides for granting incentive stock options, nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees, directors and our consultants or affiliates. We have granted only stock options under the DH Plan. Options that have been granted under the DH Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter, and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee’s services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

The DH Plan provides that, in the event of a change of control of FCG (as defined in the DH Plan), the surviving or acquiring corporation may assume options outstanding under the DH Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the DH Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS; INDEMNIFICATION AGREEMENTS

Employment Agreement for Mary Franz

In March 2004, we entered into an employment agreement with Ms. Franz. The agreement provided that Ms. Franz would receive her current base salary of $415,000 and participate in our bonus plans through July 1, 2005. Ms. Franz was also to earn a retention bonus in the amount of $415,000 if she remained employed with us through July 1, 2005.

The agreement did not affect Ms. Franz’s status as an “at will” employee with FCG. If we were to terminate Ms. Franz’ employment, other than for cause, prior to July 1, 2005, we would have been required to pay her the full retention bonus, but we would not have been required to continue to pay any salary or bonus amounts after such termination date. If Ms. Franz terminated her employment prior to July 1, 2005, she would have received none of the retention bonus. Under the agreement, Ms. Franz’ employment would have terminated on July 1, 2005 if not sooner terminated by her or us. Upon any termination, she would not be eligible to receive any severance amounts. However, she would receive 12 months of reimbursement for any COBRA costs she may have incurred to continue her benefits. She would also receive four months of executive outplacement services from a third party that regularly provides such services to our company. The agreement required that Ms. Franz execute a general release of claims in order to receive the retention bonus, the reimbursement of COBRA costs and the executive outplacement services.

We subsequently agreed with Ms. Franz that her employment would terminate March 31, 2005. On such date, she executed the required general release of claims and received payment of the retention bonus amount. No further amounts are due to Ms. Franz, although she will continue to receive the COBRA and outplacement services described above.

Employment Agreement for Walter J. McBride

In connection with the resignation of Walter J. McBride as our chief financial officer (as announced on March 17, 2005), we have entered into an understanding with Mr. McBride that will provide certain separation benefits to him upon his actual separation date, which is currently expected to be May 14, 2005. Upon execution and delivery by Mr. McBride of a definitive separation agreement with a standard release of claims, he will receive the following separation and post-separation benefits: (i) we will pay him a lump sum cash payment equal to 12 months of his current annual base salary of $435,000; (ii) we will cover the cost of COBRA for current health benefits continuation of up to 12 months; (iii) we will contribute $5,000 to Mr. McBride’s FCG Supplemental Executive Retirement Plan account, which is 50% of the total amount he would be eligible for if he were employed for all of 2005; (iv) he will receive four months of executive outplacement services; and (v) the expiration date for exercise of any stock options held by Mr. McBride that are vested as of his separation date shall be extended from 90 days to one year from the actual separation date. If Mr. McBride’s employment were terminated for “cause” at any time prior to his planned separation date, he would be ineligible to receive any of the foregoing separation benefits.

Stock Incentive Plan Change in Control Provisions

Our stock incentive plans contain change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. More specifically, stock options granted under our stock incentive plans vest in full if the stock options are not assumed in connection with a change in control. If the stock options are assumed by an acquiring entity in connection with a change in control, an employee’s stock options vest in full upon any termination without cause or if that employee terminates his or her employment for “good reason” during a period of time commencing one month prior to the date of the change in control and ending 13 months following the date of the change in control. All employees with stock options, including our executive officers, are subject to these change in control provisions.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. We also intend to execute such agreements with our future directors and officers.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for determining the type and level of compensation for FCG’s directors and officers, and administering FCG’s equity incentive plans. The Compensation Committee is also responsible for reviewing the performance of executive officers.

As of December 31, 2004, the Compensation Committee was comprised of three members of the Board of Directors: Robert G. Funari (Chairman), Michael P. Downey and Jack O. Vance, Ph.D. None of the current members of the Compensation Committee has served as an employee of FCG or its subsidiaries.

This report describes the philosophy that underlies the components of FCG’s executive compensation programs. It also describes the details of the key elements of such programs, as well as the rationale for compensation paid to the Chief Executive Officer and other officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that all officers and employees should be compensated based on their contribution to FCG and to building sustainable long-term value for FCG’s stockholders. In determining specific compensation programs, the Committee considers individual and group performance, including successful achievement of financial, operational and management objectives, maintenance of strong relationships with the firm’s clients, new business generation and teamwork. The Committee strives to design compensation programs that will tie individual rewards to FCG’s success and align the interests of the company with its officers, employees and stockholders. The Compensation Committee also strives to design compensation programs that help retain officers and employees and encourage personal and professional development and growth.

Compensation of Officers Generally

Officer compensation programs typically consist of four components: base salaries, bonuses, equity incentives and other compensation. With the exception of the supplemental executive retirement plan that was established for the company’s vice presidents, other compensation includes benefits generally available to all employees, including health and welfare benefits, relocation expenses, insurance premiums and similar payments. All components are evaluated annually to ensure that such components are appropriate and consistent with FCG’s strategic business objectives, corporate culture, and enhancing stockholder value.

Base Salary.   Base salary ranges and base salaries for our officers are established at competitive levels according to the salaries attributable to comparable positions at comparable companies within the healthcare, management consulting and information services industries. The Compensation Committee reviews the base salary of each officer annually. It considers each officer’s level of responsibility, experience and overall contribution to our business, and also considers equity and fairness in setting the base salary of officers. In making salary recommendations, the Compensation Committee exercises discretion based on the foregoing criteria. The Committee does not apply a specific formula to determine the weight of each factor considered.

Bonuses.   Bonuses for officers are determined based on the attainment of specific financial, operational and management objectives. These objectives vary depending upon the position or role of the individual officer. The Compensation Committee also considers each officer’s contribution to the company’s financial performance and organizational growth, including typical measurements of operational performance such as cash management, client continuity, resource utilization, employee turnover and professional development and growth. The Committee establishes specific and general objectives for firmwide achievement of bonuses, and bonuses may be earned on a quarterly basis.

Stock Options and Other Equity Incentives.   Options to purchase shares of FCG common stock are granted, among other reasons, to aid in the retention of officers and to align the interests of FCG’s officers with those of the company’s stockholders. The ultimate value of any stock option is based solely on the increase in value of the shares of our common stock of over the grant price. Accordingly, stock options have value only if our stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the company. Options are granted when, (i) an officer first joins FCG, or (ii) at the discretion of the Committee based on circumstances that the Committee may decide from time to time. The following are typical reasons for a discretionary grant: (i) a significant change in an officer’s responsibility, (ii) reward for excellent performance; or (iii) achieve equity within an officer’s peer group.

FCG officers can receive stock option grants and other equity-based incentives under the 1997 Equity Incentive Plan. Options granted by the Compensation Committee allow the officer to acquire shares of FCG common stock at a fixed price per share, which is the fair market value on the grant date, over the ten-year term of the option. The options granted by the Compensation Committee generally vest and become exercisable over a four year period, contingent upon the officer’s continued employment with the company. However, in some cases, the Compensation Committee has granted options that vest and become exercisable over a five year period, also subject to the officer’s continued employment. Accordingly, the option will provide a return to the executive officer only to the extent he or she has vested options, and then only if the market price of the shares appreciated over the option term.

Chief Executive Officer Compensation

The Chief Executive Officer’s salary, bonus and other compensation follow the policies and principals set forth above. Luther J. Nussbaum has served as FCG’s Chief Executive Officer since October 1998. For the 2004 fiscal year, Mr. Nussbaum’s base salary was $475,000, the same base salary he received for 2003 and 2002.

For the 2004 fiscal year, the Committee established a target annual bonus award of 50% of Mr. Nussbaum’s base salary, or $237,500. Payments against the target bonus are made, if at all, on a quarterly basis and actual amounts paid are based on achievement by Mr. Nussbaum and FCG of certain goals, including achievement of certain levels of financial performance and cash management by FCG. For the 2004 fiscal year, Mr. Nussbaum was paid an aggregate bonus of $82,264, or 17% of his base salary.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides in general that publicly held corporations may not deduct in any taxable year compensation in excess of $1,000,000 paid to any named executive officer, except to the extent such excess constitutes “performance-based compensation.” Section 162(m) sets forth certain requirements in order for incentive compensation to qualify as “performance based compensation.” Compensation received by named executive officers on exercise of stock options granted under FCG’s 1997 Equity Incentive Plan with exercise prices at least equal to the fair market value of the common stock on the date of grant is intended to be “performance based compensation” deductible by the company under the Code. FCG does not currently intend to qualify other incentive compensation plans under Section 162(m). FCG’s policy is to qualify future compensation arrangements to ensure deductibility, except in those cases where stockholder value is maximized by an alternative approach.

The foregoing report has been approved by all members of the Compensation Committee as of April 25, 2005.

THE COMPENSATION COMMITTEE
Robert G. Funari, Chairman
Michael P. Downey
Jack O. Vance, Ph.D.

The information contained in the above report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our 2004 fiscal year, Messrs. Funari, Downey, Nelson and Dr. Vance served on our Compensation Committee. Currently, our Compensation Committee is comprised of Messrs. Funari (Chairman) and Downey and Dr. Vance. There are no compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

COMPANY STOCK PRICE PERFORMANCE

The following line graph compares the cumulative total return to our stockholders of our common stock from December 31, 1999 to December 31, 2004 to the cumulative total return over such period of (i) the Nasdaq National Market—U.S. Index; and (ii) a peer issuer, the S&P 500 IT Consulting and Other Services Index. The graph assumes that $100 was invested at the closing price of $15.50 per share of our common stock on December 31, 1999 and in each of the other two indices and the reinvestment of all dividends, if any. The graph is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

First Consulting Group, Inc.
S&P IT Consulting & Other Services Index
Nasdaq Stock Market—U.S. Index

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have not been any transactions or series of related transactions to which we were or are a party, involving an amount in excess of $60,000, during our 2004 fiscal year and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Restricted Stock Agreements.   Until December 2000, we required each employee who was hired as or promoted to the position of Vice President to hold shares of our common stock equal to a multiple of their base salary. In connection with the sale of stock to our officers, we made interest-free loans equal to (i) the purchase price of shares, and (ii) the exercise price and any Federal and state taxes owed on exercise of options under our stock option plans. The loans were made pursuant to a non-interest bearing promissory note secured by the shares of stock held by the officer. In the event of any nonpayment, we have recourse against the officer’s personal assets. We hold the shares of stock purchased with the proceeds of the loan as collateral against the associated loan. Thomas A. Watford, our interim Chief Financial Officer appointed on March 17, 2005, has an outstanding loan with us. During the 2004 fiscal year, the largest aggregate amount of indebtedness under such loan was $83,644.07. As of April 15, 2005, the outstanding amount under such loan was $67,780.02.

Transactions with David S. Lipson.   In February 2004, we repurchased all 1,962,400 shares of our common stock held by David S. Lipson, one of our directors and the holder of approximately 7.5% of our outstanding common stock at the time of the repurchase. We also purchased 32,000 in-the-money options to purchase our common stock held by Mr. Lipson. The aggregate purchase price for the shares and options held by Mr. Lipson was $15.1 million. In connection with the transaction, Mr. Lipson resigned from our Board of Directors.

Other material terms of the repurchase transaction were as follows:

•       The purchase price was comprised of cash, a portion of which Mr. Lipson used to repay $328,210.99 we had originally loaned to him in June 1999. The loan was interest free and was repaid under its terms as a result of this repurchase transaction.

•       In the event we are to announce or consummate a change in control transaction prior to February 27, 2005, the first anniversary of this repurchase transaction, or if we were to enter into negotiations regarding a change in control transaction prior to that date and subsequently announce publicly a definitive agreement for or consummate a change in control transaction within the 18 months following February 27, 2004, we must pay to Mr. Lipson, upon the closing of such change in control, an amount equal to the difference of $7.50 per share and the change in control transaction price per share, if such change in control price per share amount is higher.

•       12,000 out-of-the-money options held by Mr. Lipson remain outstanding and may only be exercised on or before February 27, 2005. Upon receipt of Mr. Lipson’s notice of exercise, if any, we will repurchase the options for cash in an amount equal to the difference between the exercise price and the then fair market value of the shares issuable.

•       Mr. Lipson is subject to a five year non-compete, non-solicitation and standstill agreement as well as a mutual non-disparagement agreement.

•       Mr. Lipson also granted our Board of Directors an irrevocable proxy for any of our securities that he owns or acquires after the closing of the transaction.

•       We executed a mutual release of claims with Mr. Lipson.

Family Relationships.   As of the year ended December 31, 2004, we employed one individual with a familial relationship to Fatima J. Reep, a member of our Board of Directors. Ms. Reep’s brother-in-law (Thomas A. Reep) is one of our co-founders and our Vice President, Finance and Investor Relations, and received fiscal year 2004 compensation that exceeded $60,000. His compensation for 2004 was commensurate with other vice-president level employees within our company.

We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be approved by the Board of Directors, or a Committee of the Board, and, if necessary, a majority of the independent and disinterested members of our Board of Directors. We expect such transactions to be on terms no less favorable to us than could be obtained from unaffiliated third parties, and will be in connection with our bona fide business purposes.

REPORT OF THE AUDIT COMMITTEE

As of December 31, 2004, the Audit Committee was comprised of three members of the Board of Directors: Michael P. Downey (Chairman), Douglas G. Bergeron and Jack O. Vance, Ph.D. Each member of our Audit Committee is “independent” under the current Nasdaq listing standards and SEC rules regarding audit committee membership. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in February 2004.

The primary role of the Audit Committee is to monitor FCG’s financial reporting processes and assist the Board in fulfilling its responsibilities to oversee such processes. FCG’s management has the primary responsibility for the company’s financial statements as well as the company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to FCG is compatible with maintaining the auditor’s independence.

In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements as of and for the year ended December 31, 2004 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditors Standards), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from FCG and the company’s management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in FCG’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Board of Directors as of April 25, 2005.

Michael P. Downey, Chairman
Douglas G. Bergeron
Jack O. Vance, Ph.D.

The above report of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 30, 2005 and has further directed that management submit the selection of such independent auditors for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP has audited our financial statements since 1995. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Audit Fees.   The aggregate fees billed to us by Grant Thornton LLP related to the review and audit of our annual financial statements for each of the fiscal years ended December 26, 2003 and December 31, 2004 were $244,500 and $648,000, respectively. The aggregate fees billed to us by Grant Thornton LLP related to the review of our quarterly financial statements included in our statutory and regulatory filings for each of the fiscal years ended December 26, 2003 and December 31, 2004 were $50,000 and $54,000, respectively.

Audit-Related Fees.   In our fiscal year ended December 26, 2003, we incurred $5,000 in audit-related fees in connection with the filing of a registration statement on Form S-8. In our fiscal year ended December 31, 2004, we incurred $14,410 in audit-related fees in connection with reviews of the accounting treatment for specific transactions that we executed. The Audit Committee approved all Audit-Related Fees billed to us by Grant-Thornton LLP for services performed in 2004 as a part of its general engagement for audit and audit-related services.

Tax Fees.   We did not incur any fees from Grant Thornton LLP for tax compliance, tax advice or tax planning in the fiscal years ending December 26, 2003 or December 31, 2004.

All Other Fees.   The aggregate fees billed for all other professional services rendered by Grant Thornton LLP for the fiscal year ended December 26, 2003 were $18,000. All of such fees incurred related to audits of our 401(k) plan, which were required to complete necessary regulatory filings for such plan. We did not incur any other fees for professional services in the fiscal year ended December 31, 2004.

Audit Committee Pre-Approval Policies and Procedures.   The Audit Committee operates pursuant to a written charter which was adopted by the Board of Directors in February 2004. The Audit Committee’s responsibilities currently include, among other duties, approving the fees and other significant compensation payable to our independent auditors. Specifically, before the independent auditor is engaged by us or our subsidiaries to render audit or non-audit services, the Committee must pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended, to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission.

The Audit Committee has considered whether Grant Thornton LLP’s provision of services as set forth above is compatible with maintaining its independence, and believes that Grant Thornton LLP has retained its independence from FCG.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

Michael A. Zuercher
Vice President, General Counsel and Secretary
Long Beach, California
May 4, 2005

A copy of our Annual Report to Stockholders for the 2004 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Our Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy solicitation material. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 16, 2005, will be made promptly available without charge upon request to: Corporate Secretary, First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802, Telephone number: (562) 624-5200.

In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. We also maintain a website located at http://www.fcg.com, and electronic copies of our periodic and current reports are available, free of charge, under the “Investors” link on our website as soon as practicable after such material is filed with, or furnished to, the Securities and Exchange Commission. We are not incorporating any information from our website into this proxy statement and no information contained on our website is considered proxy solicitation material.

FOLD AND DETACH HERE

FIRST CONSULTING GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2005

The undersigned hereby appoints Luther J. Nussbaum and Michael A. Zuercher and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of First Consulting Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at the Company’s offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Wednesday, June 1, 2005 at 10:00 a.m. local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

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Please Detach and Mail in the Envelope Provided

☒  PLEASE MARK YOUR VOTE AS INDICATED

PROPOSAL 1:  To elect three directors to hold office until the 2008 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

FOR all nominees listed below (except	WITHHOLD AUTHORITY
as marked to the contrary below).	to vote for all nominees listed below.
☐	☐

NOMINEES:	Steven Heck	TO WITHHOLD AUTHORITY TO VOTE FOR ANY
	F. Richard Nichol, Ph.D.	NOMINEE WRITE SUCH NOMINEE(S)’ NAME BELOW:
Stephen E. Olson

PROPOSAL 2:  To ratify the selection of Grant Thornton LLP as First Consulting Group Inc.’s independent auditors for the fiscal year ending December 30, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 3:  In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

	DATED	, 2005

Signature	Signature

Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.

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